Exhibit 99.1
Aramark Completes Spin-Off of Vestis™
Philadelphia, PA, October 2, 2023 — Aramark (NYSE: ARMK), today announced that it has completed the spin-off of Vestis Corporation (“Vestis”), which holds Aramark’s uniform and workplace supplies business. Vestis is now an independent public company. Aramark will continue to trade on the New York Stock Exchange (the “NYSE”) under the symbol “ARMK” and, effective today, Vestis will begin “regular-way” trading on the NYSE under the symbol “VSTS.”
“This is an exciting day for Aramark. The successful spin-off of Vestis is a tremendous opportunity for both Aramark and Vestis to independently build long-term value through a focused commitment to serve customers and deliver on strategic priorities that leverage our core strengths and expertise,” said Aramark’s Chief Executive Officer, John Zillmer.
The spin-off was completed through a distribution to Aramark stockholders of one share of Vestis common stock for every two shares of Aramark common stock held as of the close of business on September 20, 2023, the record date for the distribution. Cash will be delivered in lieu of any fractional shares of Vestis stock. Vestis shares were distributed at 12:01 a.m. Eastern Time on September 30, 2023, in a distribution that is intended to be tax-free to Aramark stockholders for U.S. federal income tax purposes, except with respect to cash received in lieu of fractional shares.
Goldman, Sachs & Co. LLC and J.P. Morgan Securities LLC acted as financial advisors. Wachtell, Lipton, Rosen & Katz served as legal counsel.
About Aramark
Aramark (NYSE: ARMK) proudly serves the world’s leading educational institutions, Fortune 500 companies, world champion sports teams, prominent healthcare providers, iconic destinations and cultural attractions, and numerous municipalities in 18 countries around the world with food and facilities management. Because our culture is rooted in service, our employees strive to do great things for each other, our partners, our communities, and the planet. Aramark has been recognized on FORTUNE’s list of “World’s Most Admired Companies,” DiversityInc’s “Top 50 Companies for Diversity” and “Top Companies for Supplier Diversity,” Newsweek’s list of “America’s Most Responsible Companies 2023,” the HRC’s “Best Places to Work for LGBTQ Equality,” and scored 100% on the Disability Equality Index. Learn more at www.aramark.com and connect with us on LinkedIn, Facebook, X (formerly known as Twitter), and Instagram.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this press release are forward-looking statements. These forward-looking statements are sometimes identified from the use of forward-looking words such as “believe,” “should,” “could,” “potential,” “continue,” “expect,” “project,” “estimate,” “predict,” “anticipate,” “aim,” “intend,” “plan,” “forecast,” “target,” “is likely,” “will,” “can,” “may” or “would” or the negative of these terms or similar expressions elsewhere in this press release. All forward-looking statements are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in any forward-looking statements, including those risks and uncertainties detailed from time to time in Aramark’s cautionary statements contained in its filings with the Securities and Exchange Commission. All forward-looking statements speak only as of the date of this press release. Aramark undertakes no obligations to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise other than as required under the federal securities laws.

Inquiries
Felise Glantz Kissell
(215) 409-7287
Kissell-Felise@aramark.com
Scott Sullivan
(215) 238-3953
Sullivan-Scott@aramark.com
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